Exhibit 99.1

ARGAN, INC. DECLARES REGULAR QUARTERLY DIVIDEND OF $0.25 PER SHARE

April 9, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan”) announced that today its Board of Directors declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable April 30, 2020 to stockholders of record at the close of business on April 22, 2020.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027